UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2022 (May 4, 2022)

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway
Richmond,	Virginia	23225
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	TG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 4, 2022, the Executive Compensation Committee (the “Compensation Committee”) of the Board of Directors of Tredegar Corporation (the “Company”) approved compensatory arrangements for John M. Steitz, the Company’s Chief Executive Officer (the “CEO”), and D. Andrew Edwards, the Company’s Chief Financial Officer (the “CFO”).
The Compensation Committee approved an annual cash incentive plan (the “2022 Annual Incentive Plan”) for the CEO and the CFO based on the attainment of specific 2022 financial and operational performance goals and approved the specific financial performance and operational goals and associated weightings. Under the terms of the 2022 Annual Incentive Plan, a corporate earnings before interest, income taxes, depreciation and amortization (“EBITDA”) performance target must be achieved at least at the threshold level before any incentives can be earned.
The following short-term incentive opportunities (as a percentage of annual base salary) for EBITDA performance from January 1, 2022 through December 31, 2022 are available under the 2022 Annual Incentive Plan as indicated below:

	2022 Short-Term Incentive Opportunities
	Threshold	Target	Maximum
John M. Steitz	50%	100%	100%
D. Andrew Edwards	35%	70%	140%
The CEO’s short-term incentive opportunity for EBITDA performance is limited to target (100%). Based on predetermined goals and objectives, the financial performance may be reduced to zero or increased to up to 115% of the amount based on EBITDA performance.
The Compensation Committee also approved a long-term cash incentive plan (the “LTIP”) for the CEO and CFO, which is based on the multi-year performance of the Company, and approved the specific performance goals. Under the terms of the LTIP, the initial payout is based on the achievement of specific cumulative EBITDA performance goals at threshold, target or maximum levels for the period from January 1, 2022 through December 31, 2023. The initial payout is subject to adjustment based on the relative total shareholder return (“TSR”) of the Company compared to the Industrial and Materials companies in the S&P 600 Index for the period from May 4, 2022 through December 31, 2024. If the Company’s TSR is less than the 25th percentile of the comparator group, no payout will be earned by the CEO and the CFO. If the Company’s TSR is greater than the 75th percentile of the comparator group, the initial payout will be increased by 50%. If the Company’s TSR is between the 25th and 75th percentiles, the initial payout will not be adjusted.

Item 5.07	Submission of Matters to a Vote of Security Holders.
On May 5, 2022, Tredegar Corporation (“Tredegar”) held its Annual Meeting of Shareholders (the “Meeting”). As of March 11, 2022, the record date for the Meeting, there were a total of 33,743,617 shares of Tredegar’s common stock outstanding and entitled to vote at the Meeting. At the Meeting, 30,903,202 shares of Tredegar’s common stock, constituting approximately 91.58% of the outstanding shares on the record date for the Meeting, were represented in person or by proxy; therefore, a quorum was present. The results of the Meeting were as follows:
Proposal 1 – Election of Directors

Nominees	For	Against	Abstain	Broker Non-Vote
George C. Freeman, III	24,827,398	1,381,582	48,861	4,645,361
John D. Gottwald	25,896,167	343,241	18,437	4,645,357
Kenneth R. Newsome	25,837,662	399,936	20,245	4,645,359
Gregory A. Pratt	19,551,006	6,529,071	177,764	4,645,361
Thomas G. Snead, Jr.	19,275,960	6,945,887	35,995	4,645,360
John M. Steitz	25,861,030	352,886	43,927	4,645,359
Carl E. Tack, III	20,395,963	5,818,398	43,482	4,645,359
Anne G. Waleski	20,667,103	5,574,007	16,732	4,645,360
All directors were duly elected.

Proposal 2 – Advisory Vote Approving Compensation of Named Executive Officers

Votes For	Votes Against	Abstentions	Broker Non-Votes
24,800,643	1,369,147	88,052	4,645,360
The proposal was approved on a non-binding advisory basis.

Proposal 3 – The Ratification of the Appointment of KPMG LLP as Tredegar’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022

Votes For	Votes Against	Abstentions	Broker Non-Votes
30,397,837	460,074	45,291	-0-
The appointment of KPMG LLP was ratified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date:	May 10, 2022	By:	/s/ Kevin C. Donnelly
Kevin C. Donnelly
Vice President, General Counsel and Corporate Secretary